Exhibit 10.9

1965 WADDLE ROAD

STATE COLLEGE, PA 16803

PHONE: (814) 234-4460	April 10, 2007

Rex Energy Operating Corp.

1975 Waddle Road

State College, PA 16803

In Re: Tax Return Engagement Letter

Dear Client:

This letter is to confirm and specify the terms of our engagement with Rex Energy Operating Corp. for the year ended 2007 and to clarify the nature and extent of the services we (Shaner Hotel Group Limited Partnership hereinafter referred to as “we” or “Shaner” or “us”) will provide. Also, by sending you this engagement letter we have assumed that you are the person responsible for the tax matters of the corporation. If this is not a correct assumption, please furnish us with the name and the individual with whom this work should be coordinated.

Our engagement will be designed to perform the following services:

1. Prepare the federal, state, and local income tax returns with supporting schedules per attached Scope of Work marked Exhibit A and as qualified by Exhibit B.

Our work in connection with the preparation of your income tax returns does not include any procedures designed to discover defalcations or other irregularities, should any exist.

We will use our judgment in resolving questions where the tax law is unclear, or where there may be conflicts between the taxing authorities’ interpretations of the law and other supportable positions. Unless otherwise instructed by you, we will resolve such questions in your favor whenever possible.

The law provides various penalties that may be imposed when taxpayers understate their tax liability. If you would like information on the amount or circumstances of these penalties, please contact us.

Management is responsible for the proper recording of transactions in the books of accounts, for the safeguarding of assets, and for the substantial accuracy of the financial records. You have the final responsibility for the income tax returns and, therefore, you should review them carefully before you sign and file them.

Your returns may be selected for review by the taxing authorities. Any proposed adjustments by the examining agent are subject to certain rights of appeal. In the event of such government tax examination, we will be available upon request to represent you and will render additional invoices for the time and expenses incurred.

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Our fee for these services will be based upon the amount of time required at standard billing rates plus out-of-pocket expenses. All invoices are due and payable upon presentation. The hourly rate for the head of our tax department shall be $150 and for other preparers $100. We will also bill for out of pocket expenses to provide the Services such as federal and state tax software usage credits, tax return postage and other out-of-pocket expenses specifically identified and agreed upon in advance.

Either party to this agreement may cancel this arrangement at any time upon ninety (90) days advance notice to the other in writing addressed as provided in this letter with any obligation for fees owned by you to us to survive the termination.

If the foregoing fairly sets forth your understanding, please sign the enclosed copy of this letter in the space indicated and return it to our office. However, if there are any additional returns you expect us to prepare, please inform us by noting so just below your signature at the end of the returned copy of this letter.

We want to express our appreciation for this opportunity to work with you.

Very truly yours,
Shaner Hotel Group Limited Partnership

By:	Shaner Operating Corp., its general partner

By:	/s/ Greg Wisyanski
Greg Wisyanski
Vice President of Tax

Accepted by:
Rex Energy Operating Corp.

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Chief Executive Officer

Date: 4/13/07

Additional Comments or Requests:

EXHIBIT A

Tax Services Scope of Work for Rex Energy Operating Corp.

Existing Entities of the Rex Energy Operating Corp. or affiliate corporations or partnerships:

Prepare all federal and state income tax returns for the short period from January 1, 2007 through December 31, 2007; file returns and issue K-l’s accordingly.

Respond to future notices and/or audits.

New Corporation after consolidation into one entity anticipating an IPO:

Prepare all calendar year federal and state corporate income tax returns.

Respond to future notices and/or audits.

Compute estimated federal and state taxes on a quarterly basis and make payments accordingly.

Compute GAAP basis tax expense monthly.

Compute current and deferred tax liabilities under FAS 109 on a quarterly basis.

Prepare tax work necessary for year end financial reporting including tax expense, current and deferred taxes, and footnote disclosures.

Calculate and file monthly severance taxes in necessary states.

Provide federal and state tax research, planning and advisory services as needed in relation to the public offering and which we mutually agree we are able to provide for the corporation.

Provide federal and state tax research, planning and advisory services as needed and which we mutually agreed we are able to provide for the corporation.

EXHIBIT B

Qualification and other conditions and understandings

concerning the Scope of Work

A) Accuracy-Related Penalty Disclosures.

1. For Partnerships and Limited Liability Companies:

The law provides for a penalty to be imposed where a taxpayer makes a substantial understatement of their tax liability. For partnership and individual taxpayers, a substantial understatement exists when the understatement for the year exceeds the greater of 10 percent of the tax required to be shown on the return, or $5,000. The penalty is 20 percent of the tax underpayment. Taxpayers other than “tax shelters” may seek to avoid all or part of the penalty by showing (1) that they acted in good faith and there was reasonable cause for the understatement, (2) that the understatement was based on substantial authority, or (3) that the relevant facts affecting the item’s tax treatment were adequately disclosed on Form 8275 or 8275-R attached to the return and there was reasonable basis for the position. A taxpayer is considered a “tax shelter” if its principal purpose is to avoid federal income tax. Because a partnership is an entity whose tax attributes flow through to its partners, the penalty for substantial understatement of tax relating to partnership items may be imposed on the partner. You agree to advise us if you wish disclosure to be made in your returns or if you desire us to identify or perform further research with respect to any material tax issues for the purpose of ascertaining whether, in our opinion, there is “substantial authority” for the position proposed to be taken on such issue in your returns.

2. For C Corporations:

The law provides for a penalty to be imposed where a taxpayer makes a substantial understatement of their tax liability. For corporate taxpayers, a substantial understatement exists when the understatement for the year exceeds the greater of 10 percent of the tax required to be shown on the return, or $10,000. The penalty is 20 percent of the tax underpayment. Taxpayers may seek to avoid all or part of the penalty by showing (1) that they acted in good faith and there was reasonable cause for the understatement, (2) that the understatement was based on substantial authority, or (3) that the relevant facts affecting the item’s tax treatment were adequately disclosed on Form 8275 or 8275-R attached to the return and there was reasonable basis for the position. You agree to advise us if you wish disclosure to be made in your returns or if you desire us to identify or perform further research with respect to any material tax issues for the purposes of ascertaining whether, in our opinion, there is “substantial authority” for the position proposed to be taken on such issue in your returns.

3. For S Corporations:

The law provides for a penalty to be imposed where a taxpayer makes a substantial understatement of their tax liability. For S Corporations and individual taxpayers, a substantial understatement exists when the understatement for the year exceeds the greater of 10 percent of the tax required to be shown on the return, or $5,000. The penalty is 20 percent of the tax underpayment. Taxpayers other man “tax shelters” may seek to avoid all or part of the penalty by showing (1) that they acted in good faith and there was reasonable cause for the understatement, (2) that the understatement was based on substantial authority, or (3) that the relevant facts affecting the item’s tax treatment were adequately disclosed on Form 8275 or 8275-R attached to the return and there was reasonable basis for the position. A taxpayer is considered a “tax shelter” if its principal purpose is to avoid Federal income tax. Because an S corporation is an entity whose tax attributes generally flow through to its shareholders, the penalty for substantial understatement of tax relating to S corporation items may be imposed at either the corporate or shareholder level. You agree to advise us if you wish disclosure to be made in your returns or if you desire us to identify or perform further research with respect to any material tax issues for the purpose of ascertaining whether, in our opinion, there is “substantial authority” for the position proposed to be taken on such issue in your returns.

B) The engagement does not include any services not specifically stated in this letter. However, we would be pleased to consult with you regarding other income tax matters, such as proposed or completed transactions, income tax projections, and for research in connection with such matters that we mutually agree we can provide. We will render additional invoices for such services at our standard billing rates.

C) You represent that the information you are supplying to us is accurate and complete to the best of your knowledge and that your expenses for meals, entertainment, travel, business gifts, charitable contributions, dues and memberships, and vehicle use are supported by records as required by law. We will not verify the information you give us. However, we may ask you for clarification of some of the information.

D) Your tax return may be processed by an outside tax computer processing center. Please advise us if you prefer that we request extra security or forego the outside processing altogether.

E) The law provides for a penalty of 20 percent to be imposed on any underpayment that results from negligence or disregard of rules or regulations. Negligence “includes any failure to make a reasonable attempt to comply...” with the Code. Disregard “includes any careless, reckless or intentional disregard.” Taxpayers may seek to avoid all or part of the penalty by showing they acted in good faith and by demonstrating that they have a reasonable basis for the understatement.

F) You may choose to have us file your return electronically with the Internal Revenue Service Center. You must review and sign the return before it can be electronically transmitted. We are not responsible for the length of time it takes the IRS to process your return.

G) The Internal Revenue Service Restructuring and Reform Act of 1998 provides a limited confidentiality privilege for certain communications between you and our firm involving tax advice. This privilege does not cover items other than tax advice such as your tax records, tax return preparation, state tax proceedings, criminal proceedings, or private civil litigation. Any disclosure of qualifying confidential information to the government or third parties may result in waiver of the confidentiality privilege, To protect your right to the privileged communication, please contact us if you have any questions or need further information.

H) In no event will Shaner be liable for any loss of profits, loss of use, business interruption, loss of data, cost of cover or indirect, special, incidental or consequential damages of any kind in connection with or arising out of the furnishing, performance or use of the services provided by Shaner hereunder, whether alleged as a breach of contract or tortuous conduct, including negligence, and even if Shaner has been advised of the possibility of such damages. In addition, Shaner will not be liable for any damages caused by delay in delivery of the Shaner equipment or services provided hereunder. Shaner’s liability under this agreement for direct, indirect, special, incidental and consequential damages of any kind, including, without limitation, restitution, will not, in any event, exceed the amounts paid by you to Shaner under this agreement for the services giving rise to such claim.

I) Neither party to this agreement shall be under any liability to the other for any delay or failure to perform any obligations under this agreement (except failure to pay) if the same is wholly or partially caused, whether directly or indirectly, by circumstances beyond its reasonable control, provided the affected party provides the other party with written notice of the force majeure event within a reasonable time of its occurrence.